Exhibit 10.1

BARNES & NOBLE EDUCATION, INC.
120 Mountainview Boulevard
Basking Ridge, New Jersey 07920

June 23, 2022

Mr. Michael P. Huseby
Barnes & Noble Education, Inc.
990 Stewart Avenue, Suite 520
Garden City, NY 11530

Dear Michael:

This amendment (the “Amendment”) amends the employment agreement between you and Barnes & Noble Education, Inc. (the “Company”) dated July 19, 2017, as amended effective as of November 1, 2020 (the “Agreement”). This Amendment is effective as of September 1, 2022.

1. The first sentence of Section 2 of the Agreement is amended to read as follows: “The initial term of this Agreement shall continue until September 20, 2023 or, if earlier, the termination of your employment in accordance with the provisions set forth below (the “Initial Term”).”

2. The last sentence of Section 3.2 of the Agreement is amended to read as follows: “Your target bonus for each fiscal year of the Company shall be 100% of the Annual Base Salary.”

3. The first sentence of Section 3.9(a) of the Agreement is amended to read as follows: “In the event that, during the Initial Term or any Renewal Term, (1) your employment is terminated by the Company without Cause, (2) you voluntarily terminate your employment for Good Reason or (3) the Company elects not to renew the term of this Agreement and you thereafter resign your employment effective upon the expiration of the then current Initial Term or Renewal Term, as applicable, then, in addition to the Accrued Obligations (as described in Section 3.9(b)), the Company shall pay you an amount equal to the sum of (i) your then Annual Base Salary, (ii) your target annual bonus for the year of termination, (iii) the aggregate annual dollar amount of the payments made or to be made to you or on your behalf for purposes of providing you with the benefits set forth in Sections 3.4 and 3.8 above, less all applicable withholding and other applicable taxes and deductions (“Severance Amount”) and (iv) with respect to each stock option or other equity award relating to the Company’s common stock (each an “Equity Award”), accelerate the vesting of the shares subject to such Equity Award that would vest subject solely to your continued employment during the twelve months following the date of you termination of your employment; provided that (x) you execute and deliver to the Company, and do not revoke, a release of all claims against the Company substantially in the form attached hereto as Exhibit A (“Release”) and (y) you have not materially breached as of the date of such termination any provisions of this Agreement and do not materially breach such provisions at any time during the Relevant Period (as defined below).”

4. The last two sentences of Section 3.9(a) of the Agreement are amended to read as follows: “The Severance Amount shall be paid in cash in a single lump sum on the later of (1) the first day of the month following the month in which such termination occurs and (2) the date the Revocation Period (as defined in the Release) has expired; provided, however, that if the 60-day period during which you have to consider whether to execute the Release and during which the Release must become irrevocably effective (as specified in the next sentence) spans two calendar years, then no Severance Amount will be paid prior to the first payroll date after January 1 of the second such calendar year. Notwithstanding anything in this paragraph to the contrary, if a Release is not executed and delivered to the Company and has not become irrevocable within 60 days of such termination of employment, the Severance Amount shall not be paid, but the Accrued Obligations nevertheless shall be paid.

5. The first sentence of Section 3.10(a) of the Agreement is amended to read as follows: “If at any time during the Initial Term and any Renewal Term (i) there is a Change of Control (as defined below) and (ii) your employment is terminated by the Company without Cause or you voluntarily terminate your employment for Good Reason, in either case, within the greater of two years following the Change of Control or the remainder of the Initial Term or any Renewal Term, as applicable, then the Company shall pay you an amount equal to the sum of (x) your then Annual Base Salary, (y) your target annual bonus for the year of termination (or, if higher, as in effect immediately prior to the Change of Control) and (z) the aggregate annual dollar amount of the payments made or to be made by the Company for purposes of providing you with the benefits set forth in Sections 3.4 and 3.8 above, less all applicable withholding and other applicable taxes and deductions (“Change of Control Amount”).”

6. A new sentence is added to the end of Section 6.10 as follows: Notwithstanding your right to receive payment of the Severance Amount pursuant to the terms herein, in no event will any portion of the Severance Amount that qualifies as “nonqualified deferred compensation” under Section 409A of the Code be paid until you have incurred a “separation from service” within the meaning of Section 409A of the Code.

7. Subject to the terms of this Amendment, the Agreement remains in full force and effect.

Furthermore, by signing below, you hereby agree that if the Company determines to separate the positions of Chief Executive Officer and Chairman of the Board while you are serving in both roles, you will continue as Chief Executive Officer, and the removal of your authority, duties, responsibilities, and title relating to the Chairman of the Board role shall not result in a potential “Good Reason” event under the Agreement.

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If the foregoing accurately reflects our agreement, kindly sign and return to us the enclosed duplicate copy of this Amendment.

Very truly yours,

BARNES & NOBLE EDUCATION, INC.

By: /s/ David Golden
David Golden
Chairman of the Compensation Committee of the Board of Directors

Accepted and Agreed to:
MICHAEL P. HUSEBY

/s/ Michael P. Huseby
Michael P. Huseby

Date: June 23, 2022